UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2011

UNITED COMMUNITY BANCORP
(Exact Name Of Registrant As Specified In Charter)

United States	0-51800	36-4587081
(State Or Other Jurisdiction of Incorporation)	Commission File Number	IRS Employer Identification No.

92 Walnut Street, Lawrenceburg, Indiana 47025
(Address Of Principal Executive Offices)(Zip Code)

(812) 537-4822
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On January 27, 2011, the Board of Directors of United Community Bancorp (the “Company”) and United Community MHC, the Company’s parent mutual holding company (the “MHC”), appointed James D. Humphrey as director of the Company, as a member of the class of directors whose term expires at the Company’s 2011 Annual Meeting of Shareholders.  On the same date, the Board of Directors of the Company’s wholly-owned subsidiary, United Community Bank (the “Bank”), also appointed Mr. Humphrey as director of the Bank.  Mr. Humphrey has been named to serve on the Nominating and Corporate Governance Committee of the Company’s Board of Directors.  There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Humphrey had or will have a direct or indirect material interest.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

    On January 27, 2011, in connection with Mr. Humphrey being appointed to the Board of Directors of the Company, the Board amended Article III, Section 2 of the Company’s Bylaws to increase the number of directors from eight to nine effective immediately.  The Company’s Amended and Restated Bylaws are filed as Exhibit 3.1 hereto.

Item 8.01	Other Events.

    On January 27, 2011, the Board of Directors of the Company declared a cash dividend on the Company’s outstanding shares of stock. The dividend of $0.11 per share will be paid on or about February 25, 2011 to stockholders of record on February 7, 2011.

   A copy of the press release announcing the cash dividend and the Annual Meeting of Stockholders is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	3.1	Amended and Restated Bylaws of United Community Bancorp
	99.1	Press Release dated January 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANCORP

Date: February 2, 2011	By:	/s/ William F. Ritzmann
William F. Ritzmann
President and Chief Executive Officer